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Exhibit 21.1

HEMISPHERE MEDIA GROUP, INC.
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
HMTV, LLC	Delaware
Hemisphere Media Holdings, LLC(1)	Delaware
WAPA Holdings, LLC	Delaware
Cine Latino, Inc.(2)	Delaware
HMTV Cable, Inc.(2)	Delaware
WAPA America Inc.(3)	Delaware
InterMedia Español, Inc.(3)	Delaware
Televicentro of Puerto Rico, LLC(4)	Delaware
HMTV Pasiones US, LLC(5)	Delaware
HMTV Pasiones LatAm, LLC(5)	Delaware
HMTV Pasiones LatAm II, LLC(5)	Delaware
HMTV Centroamerica TV, LLC(5)	Delaware
HMTV TV Dominicana, LLC(5)	Delaware

(1)
Subsidiary of HMTV, LLC

(2)
Subsidiary of Hemisphere Media Holdings, LLC

(3)
Subsidiary of WAPA Holdings, LLC

(4)
Subsidiary of InterMedia Español, Inc.

(5)
Subsidiary of HMTV Cable, Inc.

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  Exhibit 21.1
HEMISPHERE MEDIA GROUP, INC. LIST OF SUBSIDIARIES